Contact:	For Immediate Release:
Lindsey Horner	April 14, 2020
hornerl@1stsource.com
574-235-2506

1st Source and Other Indiana Banks Making Strides with CARES Act Small Business Loan Program

South Bend, Ind. (April 14, 2020) – By utilizing the Paycheck Protection Program (PPP) loan program made available through the CARES Act, 1st Source Bank and many other banks throughout Indiana are helping small businesses remain viable throughout the COVID-19 pandemic. Despite the fast-paced rollout, and early technical hiccups experienced with the loan filing platform across the country, 1st Source Bank has successfully processed roughly $400 million in PPP loans (at the time of this release), which are backed by the U.S. Small Business Administration (SBA), in the last 11 days.
“Small business is a vital component of our local economy, and our team is working tirelessly, day and night, to ensure we are supporting our clients and getting these much-needed PPP dollars into our communities,” says Jim Seitz, President of 1st Source Bank. “We’re pleased with the work they’ve done, and are continuing to do, to support so many of our clients, neighbors and partners.”
“Our bankers and loan processors are dedicated to helping our clients through this difficult time,” says Ryan Bell, head of the 1st Source Bank SBA Department. “We know that these dollars will have a direct impact on small businesses, their employees and our local economy overall. The amount of dedication our team has shown in getting these applications submitted and processed is tremendous, and we know our clients will benefit from that hard work.”
A benefit of PPP loans is that they can be forgiven, if in the two months following receipt of the funds, 75% is used for payroll and the other 25% is used only on eligible costs such as utilities, rent payment or interest on the business mortgage over the two months.
Small business owners affected by the COVID-19 pandemic – including sole proprietors and independent contractors – are encouraged to reach out to their banks for assistance.
For more information about the coronavirus and the Indiana banking community, visit: https://indiana.bank/covid-19-update-banks/.

1st Source Corporation, parent company of 1st Source Bank, has assets of $6.6 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 80 banking centers, 15 1st Source Bank Specialty Finance Group locations nationwide, eight Trust and Wealth Advisory Services locations and ten 1st Source Insurance offices. For more than 155 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit www.1stsource.com.
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